UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Event: April 25, 2005

CHINA EXPERT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-30644	98-0348086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2703-04, Great Eagle Centre 23 Harbour Road Wanchai, Hong Kong
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: 852-2802-1555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 25, 2005, Kung Sze Chau resigned as the Chief Executive Officer.  On the same date, Zhu Xiao Xin, who has previously been serving as the Company’s President, was also appointed to the office of Chief Executive Officer.

There were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which the new Chief Executive Officer had, or is to have, a direct or indirect material interest.

The Company has a written employment agreement with Mr. Zhu through its subsidiary Expert Network Development (Shenzhen) Company Limited. The material terms of Mr. Zhu’s employment agreement include provisions that he shall be appointed to serve as President of the Company, that his term of employment is for one year (renewable upon expiration), and that the notice period for termination of employment by either party is one month.

Mr. Zhu has been the President of China Expert Network Company, Ltd., since December 2003.   From April 1998 to September 1999, Mr. Zhu was the Executive Manager for Syscan Technology (Shenzhen) Company Limited. From September 1999 to June 2000, he was President of Shenzhen Hecheng Technology Company Limited. From 2002 to 2003, he was the Vice President of Expert Network Development (Shenzhen) Company Limited.  In 1987 Mr. Zhu received a Bachelor of Science from the University of Science and Technology of China. Since 1999 he has been a Researcher at the Jiangxi University of Finance and Economics. Mr. Zhu has qualified as an Economist in China.

On April 25, 2005, Mr. Huang Tao was appointed to serve as the Chairman of the Company’s Board of Directors.   As previously reported in a filing on Form 8-K, Mr. Huang was first appointed to the Board of Directors on March 16, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EXPERT TECHNOLOGY, INC.

By: /S/

 ZHU XIAOXIN

Zhu Xiaoxin, President

Date: April 26, 2005

3